EXHIBIT 3.3

CERTIFICATE OF INCORPORATION

OF

PFP HOLDING I CORPORATION

The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

FIRST: The name of the Corporation is

PFP HOLDING I CORPORATION

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, and the par value of each such share is One Cent ($.01).

FIFTH: The name and mailing address of the incorporator is Amy C. Bevacqua, AEA Investors LLC, 65 East 55th Street, New York, New York 10022.

SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

SEVENTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

IN WITNESS WHEREOF, I have signed this Certificate this 18th day of May, 2005.

/s/ Amy C. Bevacqua
Amy C. Bevacqua, Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

PFP Holding I Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, adopted a resolution by the unanimous written consent of its directors, filed with the minutes of the Board proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Certificate of Incorporation of PFP Holding I Corporation be amended by changing the Article I thereof so that, as amended, said Article shall be and read as follows:

“ARTICLE I: The name of this Corporation is Pregis Holding II Corporation.”

SECOND: That in lieu of a meeting and vote of stockholders, the majority of the stockholders has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have signed this instrument this 7th day of September, 2005.

/s/ Thomas J. Pryma
Thomas J. Pryma, President

ATTEST:	/s/ Christine J. Smith
Christine J. Smith, Secretary